UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 26, 2013

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-52040	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

As previously reported, on November 26, 2012, Armada Oil, Inc. (the “Company”) closed a private placement (the “2012 Private Placement”) of 800,002 units of the Company’s securities (the “2012 Units”) at a price of $0.90 per unit.  Each 2012 Unit consisted of one share of the Company’s common stock and one Series D Common Stock Warrant (the “Series D Warrant”) to purchase one share of common stock at $1.25 per share (subject to adjustment as provided therein) for a period of 36 months from the date of issuance.

On April 26, 2013, the Company entered into an Offering Modification Agreement with the purchasers of 700,002 of the 2012 Units, pursuant to which the Company will issue to each such purchaser, for no additional cash consideration, a number of additional 2012 Units equal to 80% of the number of 2012 Units originally purchased by each such purchaser (559,998 additional 2012 Units in the aggregate), and on all of the Series D Warrants issued or issuable to each such purchaser, the expiration date will be extended to March 1, 2018, and the exercise price will be decreased beginning on May 26, 2013, to $0.75 per share of common stock (subject to adjustment as provided therein).  In consideration of the foregoing, each such purchaser of 2012 Units agreed to release and discharge the Company and its officers, directors, attorneys, subsidiaries and affiliates from any past claims, liabilities and causes of action relating to or arising out of the subscription agreement for the 2012 Units and the purchase of 2012 Units by the purchaser.

The Company anticipates entering into Offering Modification Agreements with each of the remaining purchasers of 2012 Units, but there can be no assurance that this will occur.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Offering Modification Agreement between Armada Oil, Inc., and purchasers of the 2012 Units

10.2	Form of revised Series D Warrant of Armada Oil, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date: April 29, 2013	By:	/s/ Randy M. Griffin
Randy M. Griffin
Chief Executive Officer